UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 11, 2012

Molycorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34827	27-2301797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 843-8040

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2012, the Board of Directors (the “Board”) of Molycorp, Inc., a Delaware corporation (the “Company”), based on the recommendation of the Nominating and Corporate Governance Committee of the Board (the “N&CG Committee”), increased the overall number of Directors of the Company from nine to ten and the number of Class III Directors of the Company from three to four.  Effective June 11, 2012, the Board, based on the recommendation of the N&CG Committee, elected Constantine Karayannopoulos as a Class III Director of the Company, to serve until his successor is elected and qualified or until his earlier resignation or removal.  Mr. Karayannopoulos, while a Director of the Company, will serve as Vice Chairman of the Board.  As a non-employee Director, Mr. Karayannopoulos will receive compensation in the same manner as the Company’s other non-employee Directors, which compensation the Company previously disclosed in its Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 17, 2012, except that effective June 1, 2012, all non-employee Directors will receive an annual cash retainer of $70,000.

On June 11, 2012, the Board also appointed Michael F. Doolan, age 60, to serve as Executive Vice President and Chief Financial Officer of the Company, effective June 11, 2012.  Mr. Doolan served as the Chief Financial Officer and Executive Vice President of Neo Material Technologies Inc. (“Neo”), a producer, processor and developer of rare earth magnetic powders, materials and applications, since September 2005.

Mr. Doolan will receive a base salary of Cdn $425,000 per year for serving as Executive Vice President and Chief Financial Officer of the Company.  Mr. Doolan will also be entitled to participate in the Company’s health and other benefit plans and equity plans and programs generally available to the Company’s executive officers and will be entitled to certain perquisites.

On June 11, 2012, the Compensation Committee of the Board (the “Compensation Committee”) granted Mr. Doolan the following award opportunities under the Company’s 2012 Annual Incentive Plan.

Name	Threshold (80% Level of Achievement)	Target (100% Level of Achievement)	Maximum (120% Level of Achievement)
Michael F. Doolan	27.5% of 2012 salary	55% of 2012 salary	110% of 2012 salary

On June 11, 2012, the Compensation Committee also approved a target award for Mr. Doolan of 125% of his base salary under the Company’s Long-Term Incentive Program.

As previously announced, on March 8, 2012, the Company entered into a definitive arrangement agreement (the “Agreement”) to acquire all of the outstanding common shares of Neo, as described in the Current Report on Form 8-K filed by the Company on March 14, 2012.  The acquisition of Neo contemplated by the Agreement (the “Acquisition”) closed on June 11, 2012.  Pursuant to the Agreement, stock options and performance units previously awarded by Neo to Mr. Karayannopoulos as a director and officer of Neo and Mr. Doolan as an officer of Neo accelerated upon closing of the Acquisition.  As a result of this acceleration, Mr. Karayannopoulos and Mr. Doolan are entitled to receive approximately Cdn $8.9 million and Cdn $4.2 million, respectively.  In addition, each of Mr. Karayannopoulos and Mr. Doolan previously entered into a change of control agreement with Neo, pursuant to which Mr. Karayannopoulos and Mr. Doolan are entitled to receive approximately Cdn $4.1 million and Cdn $2.4 million, respectively.

Also on June 11, 2012, the Board appointed James S. Allen to serve as Senior Vice President, Finance and Treasurer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLYCORP, INC.

	By:	/s/ Andrea G. Leider
		Name:	Andrea G. Leider
		Title:	Senior Counsel and Corporate Secretary

Date: June 11, 2012